Exhibit 5.1

Marc A. Recht

T: (617) 937-2323

mrecht@cooley.com

December 18, 2017

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

Ladies and Gentlemen:

We have acted as counsel to Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering of up to an aggregate of 1,040,073 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), including (i) 890,864 shares (the “2014 Plan Shares”) reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 149,209 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the 2014 Plan and the 2014 ESPP, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the 2014 Plan Shares and the ESPP Shares, when sold and issued in accordance with the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

500 BOYLSTON STREET, BOSTON, MA 02116-3736  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Partner